February 19, 2019

Perry Pericleous
1 Express Drive
Columbus, Ohio 43230

Re: Special Cash Retention Award

Dear Perry:

Express, LLC (the "Company") is pleased to offer you a special cash retention award ("Award") in the amount of $100,000, subject to the terms and conditions set forth herein. If you choose to accept the Award, the Company will pay you $100,000, less applicable tax withholdings, at the Company's next scheduled payroll date following your execution of this letter agreement.

As a condition to receiving the Award, you hereby agree that in the event you voluntarily terminate your employment with the Company on or prior to February 19, 2020 without Good Reason (as defined in your Confidentiality, Non-competition and Intellectual Property Agreement), or your employment is terminated by the Company with Cause (as defined in your Confidentiality, Non-competition and Intellectual Property Agreement), then you shall repay to the Company $100,000 within ten calendar days of your last day of employment with the Company.

This letter agreement shall be governed by, and construed under and in accordance with, the internal laws of the State of Ohio. This Award shall not be taken into account in computing the amount of salary or compensation for purposes of determining any bonus, incentive, retirement, death or other benefit under any other bonus, incentive, retirement, insurance or other employee benefit plan of the Company, unless such plan or agreement expressly provides otherwise.

Please feel free to contact me if you have any questions.

If you wish to accept this Award, please sign as indicated below by February 22, 2019 and return this document to me.

Katie Maurer
Senior Vice President - Human Resources
Express, LLC

Acknowledged and agreed:

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Perry Pericleous                Date